Exhibit 10.1

ICG 2012 Performance Plan

The Board of Directors of ICG Group, Inc. (together with its wholly-owned subsidiaries, “ICG”) hereby establishes this 2012 Performance Plan (this “Plan”). The purposes of this Plan are to (1) advance the interests of ICG’s stockholders by providing certain officers and other employees with bonus payments upon the achievement of specified corporate and individual goals and (2) help ICG attract and retain key employees.

The Compensation Committee of ICG’s Board of Directors (the “Committee”) will administer and interpret this Plan. All decisions and determinations of the Committee with respect to this Plan will be final and binding on all parties.

ICG’s 2012 goals include quantitative and qualitative goals. The relative weighting of each element of the ICG-specific goals is described below.

Eighty percent (80%) of the bonus potential related to ICG’s goals is tied to the accomplishment of quantitative goals. The realization of specified aggregate revenue goals for ICG’s existing consolidated core companies (GovDelivery, InvestorForce and Procurian) accounts for twenty percent (20%) of the potential bonus award, and the achievement of specified aggregate EBITDA performance goals for these companies accounts for twenty percent (20%) of the potential bonus award. The realization of specified revenue and EBITDA performance goals for other ICG companies (Channel Intelligence, Freeborders, Seapass/Bolt and WhiteFence) accounts for twenty percent (20%) of the potential bonus award. Twenty percent (20%) of the potential bonus award relates to the deployment by ICG and/or its consolidated core companies of an aggregate of seventy-five million dollars ($75 million) in cash and/or securities towards (1) ICG’s acquisition of new and/or additional ownership interests in one or more consolidated core companies and/or (2) the acquisition of one or more new companies by one or more consolidated core companies.

Twenty percent (20%) of the bonus is tied to execution against the following qualitative goals: (1) execution of strategic initiatives, (2) improvement in communicating the value of ICG’s underlying assets, (3) enhancement of the ICG brand, (4) development of ICG’s acquisition pipeline, (5) performance and competency of the executives of ICG’s companies and (6) reaction to unforeseen market/business conditions.

Following the end of the 2012 fiscal year, the Committee will evaluate ICG’s 2012 performance and determine the extent to which the corporate and individual goals were achieved. Based upon this assessment, the Committee will award bonuses in accordance with the terms of this Plan.